Exhibit 10.33

December 10, 2020

Noble Energy, Inc.
Attn:  Department Head
1001 Noble Energy Way
Houston, TX 77070

Re: Omnibus Agreement New Area Fees

Reference is made to (a) that certain Omnibus Agreement, dated as of September 20, 2016 (the  “Omnibus Agreement”) and (b) the Limited Waiver to Omnibus Agreement, dated as of February 14, 2017 (together with the Omnibus Agreement and each as amended, the “Prior Agreements”), each as between Noble Energy, Inc., a Delaware corporation (“Noble”), Noble Energy Services, Inc., a Delaware corporation (“NESI”), NBL Midstream, LLC, a Delaware limited liability company (“NBL Midstream”), Noble Midstream Services, LLC, a Delaware limited liability company (“OpCo”), Noble Midstream GP LLC, a Delaware limited liability company (the “General Partner”), and Noble Midstream Partners LP, a Delaware limited partnership (the “Partnership” and, together with Noble, NBL Midstream, OpCo and the General Partner, the “Parties” and each a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Prior Agreements.

The purpose of this letter agreement (this “Agreement”) is to confirm the Parties’ understanding with respect to the Prior Agreements as they pertain to determining new fees under a Midstream Agreement (as defined below) for undeveloped acreage. Specifically, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.New Area Fees. If a Noble Energy Group Member, or any of their Affiliates or its and their successors and assigns (each, a “New Area Developer”), delivers a Development Plan (as defined, respectively, in each of that certain Third Amended and Restated Crude Oil Gathering Agreement, First Amended and Restated Texas Crude Oil Gathering Agreement, Amended and Restated Produced Water Services Agreement, Third Amended and Restated Produced Water Services Agreement, Third Amended and Restated Fresh Water Services Agreement, First Amended and Restated Low Pressure Gas Gathering and Compression Agreement, or Third Amended and Restated Gas Gathering Agreement (collectively, the “Revenue Agreements”)) or other production plan under any other agreement between a New Area Developer and any Partnership Group Member, or any of their Affiliates (each a “Midstream Company” and each such agreement, including the Revenue Agreements, a “Midstream Agreement”), for the development of any new acreage in the immediately following two years from the date on such Development Plan or such other report (each, a “New Area Report”), then between November 1 and December 31 of such year, the applicable Midstream Company under such Midstream Agreement shall prepare and deliver to the applicable New Area Developer for its review and comment a written proposal (each, a “Determination Proposal”) to determine the fees for such planned wells, planned separator facilities or other facilities added to such New Area Report (a “New Area Fee”).

a.Required Supporting Documentation. Each Determination Proposal shall include relevant supporting documentation based upon the latest updated New Area Report and shall take into account (i) market rates for similar services for similarly situated acreage in the applicable geographic region and (ii) future items including projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that the applicable Midstream Company believes will be necessary to provide the services contemplated by such New Area Report. The Parties may agree to determine a particular New Area Fee without any obligation to agree to determine any other New Area Fee.

b.Subsequent Redetermination Timing. Any New Area Fee agreed to by the applicable Parties on or prior to the last business day of February of the applicable year (the “Determination Deadline”) shall become effective as of the first day of the month following the month in which agreement on such New Area Fee has been reached.

c.New Area Fee Dispute Escalation.
i.If the Parties fail to agree upon a New Area Fee on or prior to the Determination Deadline (a “New Area Fee Dispute”), then (1) representatives of the applicable Parties that are (a) regularly responsible for handling the subject matter involving such New Area Fee and (b) knowledgeable of market fees for the relevant services for similarly situated acreage in the applicable geographic region, shall promptly meet and negotiate in good faith to resolve the New Area Fee Dispute no later than 20 days following the Determination Deadline; and (2) if such representatives are unable to resolve the New Area Fee Dispute within 30 days after they have met pursuant to clause (1) above, representatives of each applicable Party who have the authority to resolve the New Area Fee Dispute and who are at a higher level of management than the persons with direct responsibility for the subject matter shall meet and negotiate in good faith to resolve the New Area Fee Dispute no later than 20 days from the expiration of the 30-day period referenced in this clause (2).

ii.New Area Fee Expert. If such higher-level representatives are unable to resolve the New Area Fee Dispute within 30 Days after they have met pursuant to Section 1 (c)(i)(2) above, then the applicable Parties shall refer the New Area Fee Dispute to an independent third party expert who has knowledge and experience with market rates for gathering, transportation or other fees for similar services for similarly situated acreage in the applicable geographic region (the “Expert”). The Expert shall be mutually agreed to by the applicable Parties. If the applicable Parties are unable to agree upon an Expert within 10 days after the expiration of the process outlined in clause (i) above, then, upon the written request of either Party, the applicable Parties agree to submit the New Area Fee Dispute to the International Chamber of Commerce (“ICC”) in accordance with the ICC rules, in which case the ICC shall promptly appoint such Expert. No later than 30 days after the Parties mutually agree or the ICC appoints an Expert, each applicable Party shall submit to the Expert and to the other Party a memorandum setting forth its last, best offer describing what it believes to be a market rate for the New Area Fee (the “Offer Memorandum”), and its justification therefor, including all relevant supporting documentation; (y) the Expert shall be limited to selecting one of the proposals submitted by the applicable Parties, rather than effecting any compromise; (z) in the event one of the Parties fails to timely submit its proposal, the Expert shall select the proposal submitted by the other Party.

1) Draft Report. The Parties agree to cooperate fully in the expeditious conduct of such Expert determination and to provide the Expert with access to its facilities, books, records, documents, information, and personnel to the extent necessary to make a fully informed decision in an expeditious manner during normal business hours and upon no less than 48 hours prior written notice. Before issuing a final decision, the Expert shall issue a draft report and allow the applicable Parties to comment on it. The Expert shall use his or her best efforts to issue a final decision and determine a New Area Fee within 30 days of receipt of the Parties’ memorandums (but not later, under any circumstances, than 90 days after his or her appointment), taking into account the Parties’ need for a New Area Fee as soon as practicable.

2) Binding Final Decision. Unless a different New Area Fee is subsequently mutually agreed to by the applicable Parties, the Expert’s final decision shall be final, non-appealable and binding and may be entered and enforced in any court having jurisdiction unless either applicable Party challenges the Expert’s final decision, in a court of competent jurisdiction, within 20 days following the date the Expert’s final decision is received by such Parties; provided, however, that an Expert’s final decision may only be challenged if such Party can show, with evidentiary support, that: (a) the Expert’s decision was procured by corruption, fraud or undue means; or (b) there was evident partiality or corruption by the Expert.

3) Costs. The applicable Parties shall divide equally the cost of the Expert determination and any appeal if such appeal results in a reversal of the Expert’s final decision, and each Party shall be responsible for its own expenses and those of its counsel or other representatives; provided that if a Party appeals an Expert's final decision and the other Party prevails (such that the Expert's final decision is affirmed), the appealing Party shall pay all costs of the appeal, including the prevailing Party's reasonable legal fees and expenses incurred in respect of such appeal.

4) Sole Remedy. The Expert determination provisions in this Section 1(c)(ii) provide the sole and exclusive remedy for a failure to agree on a New Area Fee by the Determination Deadline and shall not apply to any other dispute under this Agreement or the Prior Agreements.

2.Conflict. In the event of any conflict or discrepancy between the provisions of this Section 1 and the Prior Agreements, the Omnibus Agreement shall control. Except and solely to the extent expressly set forth herein, nothing in this Agreement will reduce, expand, or modify the rights and obligations of the Parties under the Prior Agreements.

3.Continuation of Prior Agreements. Except as expressly amended hereby, the provisions of the Prior Agreements are hereby ratified and confirmed and shall remain in full force and effect in accordance with its respective terms.

4.Term. This Agreement shall be effective as of November 14, 2019, and shall, unless otherwise agreed by the Parties in writing, automatically terminate concurrently with termination of the Omnibus Agreement with no further action of the Parties.

5.Authorization. Each Party represents and warrants to the other Parties that this Agreement has been duly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement by each other Party, constitutes a valid and binding obligation of such Party and is enforceable against such Party in accordance with its terms, except as enforceability may be limited by bankruptcy and other laws affecting the rights and remedies of creditors generally and general principles of equity.

6.Notices. Any notices required to be delivered hereunder to Noble, NESI, NBL Midstream, OpCo, the General Partner or the Partnership shall be provided in accordance with the applicable notice provision of the Omnibus Agreements.

7.Assignment; Permitted Midstream Agreement Assignments.

a.No Party shall have the right to assign its rights or obligations under this Agreement without the prior written consent of the other Parties.

b.Notwithstanding the foregoing, if NEI assigns, in whole or in part, any Midstream Agreement (including any acreage dedicated thereunder) as permitted thereunder to any Person other than an Affiliate of a Party (the “Assignee”), then, in connection with such assignment or promptly thereafter (but in any event within 60 days) the Assignee and NBLX (or its Affiliate) shall enter into a letter agreement in the form attached as Exhibit A and (ii) as between the Parties, this Agreement shall automatically terminate and be of no further force nor affect with respect to, and solely to the extent of, such assigned Midstream Agreement (or part thereof).

8.Miscellaneous.

a.Governing Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each of the Parties irrevocably and unconditionally agrees (i) to be subject to the jurisdiction of the courts of the state of Texas and of the federal courts, in each case sitting in Harris County, TX and (ii) to the extent such Party is not otherwise subject to service of process in the state of Texas, to appoint and maintain an agent in the state of Texas as such Party’s agent for acceptance of legal process and to notify the other Parties of the name and address of such agent.

a.Entire Agreement. This Agreement and the Prior Agreements constitute the entire agreement of the Parties relating to the matters contained herein, superseding all prior contracts or agreements, whether oral or written, relating to the matters contained herein.

b.Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document and shall be construed together and shall constitute one and the same instrument. Delivery of an executed signature page of this Agreement by facsimile transmission or in portable document format (.pdf) (or similar electronic format) shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page Follows]

If you are in agreement with the terms and conditions of this Agreement, please execute and return to me at your earliest convenience.

Sincerely,

Noble Midstream Partners LP
By: Noble Midstream GP LLC, its general partner
By:

/s/ Thomas Christensen
Name:    Thomas W. Christensen
Title:    Chief Financial Officer

AGREED and ACCEPTED:

Noble Energy, Inc.
By:

/s/ T. Hodge Walker
Name:    T. Hodge Walker
Title:    Vice President

AGREED and ACCEPTED:

Noble Energy Services, Inc.
By:

/s/ Amy Jolley
Name:    Amy E. Jolley
Title: Vice President

AGREED and ACCEPTED:

NBL Midstream, LLC
By:

/s/ T. Hodge Walker
Name:    T. Hodge Walker
Title:    President

AGREED and ACCEPTED:

Noble Midstream Services, LLC
By:

/s/ Thomas Christensen
Name:    Thomas W. Christensen
Title:    Chief Financial Officer

AGREED and ACCEPTED:

Noble Midstream GP LLC
By:

/s/ Thomas Christensen
Name:    Thomas W. Christensen
Title:    Chief Financial Officer

[Signature Page to Letter Agreement]